Exhibit 16.2

December 4, 2006

Via Facsimile & Federal Express

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Fax:  202-772-9251

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K, dated December 4, 2006 of iVow, Inc. and we agree with the statements contained in the first, fourth, fifth and sixth paragraphs and the first and the second sentences of the second paragraph therein.  We have no basis to agree or disagree with the remainder of the Company’s statements in Item 4.01.

Very truly yours,

/s/

J.H. Cohn LLP